                                                                    EXHIBIT 99.2
                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of CMC Industries, Inc.

   In our opinion, the accompanying consolidated statements of operations, of changes in stockholders' equity and of cash flows of CMC Industries, Inc. and its subsidiaries present fairly, in all material respects, their operations and their cash flows for the five months in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

   As discussed in Note 13, CMC Industries, Inc. merged with ACT Manufacturing, Inc. on July 29, 1999. The merger was accounted for as a pooling of interests.

/s/ PricewaterhouseCoopers LLP
_______________________________
PricewaterhouseCoopers LLP

Memphis, Tennessee

June 21, 1999, except as to
Note 13, which is as of
July 29, 1999

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)
               For the five-month period ended December 31, 1998

Net sales:
  Non-affiliates..................................................... $112,773
  Affiliates.........................................................    9,650
                                                                      --------
    Total net sales..................................................  122,423
                                                                      --------
Cost of sales:
  Non-affiliates.....................................................  110,855
  Affiliates.........................................................    8,878
                                                                      --------
    Total cost of sales..............................................  119,733
                                                                      --------
Gross profit.........................................................    2,690
Selling, general and administrative expenses.........................    5,409
                                                                      --------
    Loss from operations.............................................   (2,719)
Interest expense.....................................................      691
                                                                      --------
    Loss before taxes................................................   (3,410)
Income tax benefit...................................................   (1,279)
                                                                      --------
    Net loss......................................................... $ (2,131)
                                                                      ========
Net loss per share:
  Basic.............................................................. $   (.28)
                                                                      ========
  Diluted............................................................ $   (.28)
                                                                      ========
Weighted average shares outstanding:
  Basic..............................................................    7,620
  Diluted............................................................    7,620


   The accompanying notes are an integral part of these financial statements.

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (In thousands, except share data)
               For the five-month period ended December 31, 1998

                                                               Accumulated
                                                                  Other
                          Common           Retained  Treasury Comprehensive
                           Stock   Capital Earnings   Stock      Income      Total
                         --------- ------- --------  -------- ------------- -------
Balance July 31, 1998... 7,554,816 $36,233 $ 6,153    $ (441)    $   --     $41,945
Comprehensive loss:
  Net loss..............                    (2,131)                          (2,131)
  Minimum pension
   liability............                                          (1,511)    (1,511)
                                                                            -------
    Total comprehensive
     loss...............                                                     (3,642)
Exercise of options.....       937       4                                        4
Employee stock purchase
 plan...................    80,303     326                                      326
                         --------- ------- -------    ------     -------    -------
Balance December 31,
 1998................... 7,636,056 $36,563 $ 4,022    $(441)     $(1,511)   $38,633
                         ========= ======= =======    ======     =======    =======



   The accompanying notes are an integral part of these financial statements.

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)
               For the five-month period ended December 31, 1998

Cash flows from operating activities:
  Net Loss........................................................... $ (2,131)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Deferred income taxes............................................      190
    Depreciation and amortization....................................    1,427
    Bad debt expense.................................................      283
    Changes in assets and liabilities:
      Receivables....................................................  (13,335)
      Inventories....................................................  (11,180)
      Other assets...................................................      476
      Trade accounts payable.........................................   25,964
      Accrued expenses and other current liabilities.................   (1,152)
      Other liabilities..............................................     (105)
                                                                      --------
        Net cash provided by operating activities....................      437
                                                                      --------
Cash flows from investing activities:
  Capital expenditures...............................................   (1,319)
                                                                      --------
        Net cash used in investing activities........................   (1,319)
                                                                      --------
Cash flows from financing activities:
  Net borrowings under lines of credit...............................   (2,938)
  Principal payments on long-term debt...............................     (541)
  Principal payments on capital leases...............................     (233)
  Proceeds from employee stock purchase plan and exercise of stock
   options...........................................................      330
                                                                      --------
        Net cash used in financing activities........................   (3,382)
                                                                      --------
Net decrease in cash and cash equivalents............................   (4,264)
Cash and cash equivalents:
  Beginning of period................................................    5,281
                                                                      --------
  End of period...................................................... $  1,017
                                                                      ========
Supplemental information:
  Income taxes paid.................................................. $    306
  Interest paid...................................................... $    730
Non-cash supplemental disclosure:
  Purchase of equipment with capital lease........................... $    942
  Minimum pension liability.......................................... $  1,511

   The accompanying notes are an integral part of these financial statements.

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Organization and Basis of Presentation

Description of Business

   CMC Industries, Inc. and its subsidiaries ("CMC") provide contract manufacturing services primarily to original equipment manufacturers ("OEMs") in the computer and telecommunications industries. Over 90% of CMC's manufacturing contracts are for turnkey services and include procurement of materials in addition to manufacturing. CMC's fiscal year end is July 31.

Note 2--Significant Accounting Policies

Principles of consolidation

   The consolidated financial statements include the accounts of CMC Industries, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates and assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, disclosure of contingencies at the date of the financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   Cash on hand and in banks, together with other highly liquid investments with original maturities of three months or less, are classified as cash equivalents.

Revenue recognition

   In addition to providing contract manufacturing services on a turnkey basis, CMC performs assembly services on a consignment basis where the customer typically procures the components used in the process. CMC recognizes revenue upon shipment for both turnkey and consignment contracts.

Inventories

   Inventories are stated at the lower of cost or market, with cost being determined by the last-in, first-out ("LIFO") method.

Property, plant and equipment

   Property, plant and equipment are stated at cost less accumulated depreciation. CMC provides for depreciation using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes.

Goodwill

   The excess of purchase price over net tangible assets of businesses acquired is carried as goodwill. CMC amortizes such amounts on a straight-line basis over a twenty-year period. CMC recorded amortization expense of $21,000 for the five months ended December 31, 1998, related to the purchase of a subsidiary in fiscal 1994.

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

Impairment of long-lived assets

   At each balance sheet date, CMC assesses whether there has been an impairment in the value of long-lived assets by determining whether projected undiscounted cash flows generated by the applicable asset exceed its net book value as of the assessment date. At December 31, 1998, there were no impairments of CMC's assets.

Deferred loan costs

   Loan origination fees paid in connection with new borrowings are amortized using a method which approximates the effective rate method over the terms of the related borrowing. Amortization is included in interest expense.

Preoperating costs

   Preoperating and start-up costs incurred in connection with the construction and preparation of CMC's new Mexico manufacturing facility have been capitalized and are being amortized over a five-year period. Capitalized preoperating and start-up costs total $1.1 million as of December 31, 1998. During the five-month period ended December 31, 1998, CMC has recorded amortization expense in the amount of $100,000 in relation to these costs.

   In 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-up Activities. This SOP is effective for CMC in fiscal 2000 and requires companies to expense such costs as incurred. Pursuant to this SOP, CMC will be required to expense the remaining unamortized balance of the aforementioned cost in the first fiscal quarter of fiscal 2000.

Medical care and disability benefit plans

   CMC is self-insured with respect to certain medical care and disability benefit plans for 70% of employees. The costs for such plans are charged against earnings in the period incurred and were $1,059,000 for the five months ended December 31, 1998. CMC does not provide benefits under these plans to retired employees.

Translation of foreign currencies

   The functional currency of the Mexico operation is the U.S. dollar. Foreign currency gains and losses associated with Mexico operations are included in determining net income. For the five months ended December 31, 1998, transaction gains or losses were insignificant.

Income taxes

   CMC accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 ("FAS 109"), Accounting for Income Taxes. FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in CMC's financial statements or tax returns. In estimating future tax consequences, CMC generally considers all expected future events other than enactments of changes in the tax law or rates.

Net income per share

   Net income per share is calculated in accordance with SFAS No. 128, Earnings per Share, which requires the presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES
computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (see Note 11).

Note 3--Major Customers and Credit Risk Concentrations

   A substantial portion of CMC's sales are generated from contract manufacturing agreements with domestic OEMs and from sales to domestic distributors of telecommunication products. Sales attributable to customers representing 10% or more of total net sales are as follows (in thousands):

                                                                 Sales for the
                                                               Five Months Ended
                                                               December 31, 1998
                                                               -----------------
      Next Level..............................................      $13,288
      Reltec/Marconi..........................................       20,299
      Diamond Multimedia......................................       39,004

   CMC's credit risk principally relates to trade accounts receivable and receivables from Cortelco, a related party. CMC performs ongoing credit evaluations of its customers and generally does not require collateral.

Note 4--Property, Plant and Equipment

   The useful lives of property, plant and equipment are as follows:

                                                               Useful life years
                                                               -----------------
      Machinery and equipment.................................         3-10
      Building................................................           30
      Furniture and fixtures..................................         5-15
      Leasehold improvements..................................            5

   Depreciation expense was $1,310,000 for the five months ended December 31, 1998.

Note 5--Buildings and Equipment Under Lease

   CMC leases its primary manufacturing facility and certain equipment and computer software under capital leases. Certain office, warehouse, other manufacturing facilities and equipment are leased under operating leases. These lease agreements generally include renewal options at varying terms. Future minimum lease payments under the noncancelable portion of capital and operating leases at December 31, 1998 are as follows (in thousands):

                                                               Operating Capital
      Year Ended December 31,                                   Leases   Leases
      -----------------------                                  --------- -------
      1999....................................................  $ 6,990  $  598
      2000....................................................    4,712     294
      2001....................................................    2,859     268
      2002....................................................    2,348     239
      2003....................................................    1,207     199
                                                                -------  ------
      Future minimum lease payments...........................  $18,116  $1,598
                                                                =======  ======

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

   Rent expense relating to operating leases totaled approximately $2,896,000 for the five months ended December 31, 1998. The capital lease payments due in 1999 include balloon payments related to two equipment leases. CMC has the option to renew the leases for an additional year with payments totaling $43,000 per month. CMC intends to exercise the renewal option.

Note 6--Borrowings

   On September 26, 1996, CMC entered into a Loan and Security Agreement with a financial institution which provides CMC with a total credit facility of $35 million including the following:

  . Revolving credit facility totaling $25 million including letters of credit, bearing interest, at CMC's option, at either the prime lending rate or an Adjusted Eurodollar Rate (as defined in the Credit Agreement). CMC had $15.2 million outstanding at a weighted average interest rate of 8.2% at December 31, 1998.

  . Term loan totaling $6 million, commencing October 1, 1996, payable in 55 monthly installments of $108,333 and a final installment of $91,667, bearing interest, at CMC's option, at either the prime lending rate or an Adjusted Eurodollar Rate (as defined in the Credit Agreement). At December 31, 1998, CMC had outstanding $3.0 million at an average interest rate of 8.2%.

  . Commitment to lend up to $3.8 million for machinery and equipment purchases in the form of installment loans, bearing interest, at CMC's option, at either the prime lending rate or an Adjusted Eurodollar Rate (as defined in the Credit Agreement).

   Outstanding borrowings under this financing arrangement are secured primarily by CMC's accounts receivable, inventories, machinery and equipment.

   The Loan and Security Agreement contains certain restrictive covenants which limit the activities of CMC with respect to, among other things, mergers and acquisitions, additional borrowings and leases, investments and the payment of dividends. The Loan and Security Agreement includes the following financial covenants:

  . to maintain minimum tangible net worth of an agreed upon amount on a consolidated basis;

  . to not permit the ratio of total liabilities to stockholders' equity to exceed an agreed upon amount;

  .  to limit capital expenditures to agreed upon levels;

  . to maintain debt service coverage ratio, as defined, of an agreed upon level.

   Effective January 31, 1999, CMC entered into a new bank loan agreement comprising of a revolving credit line of $30 million and a $5 million term loan. The loan agreement contains financial covenants related to CMC's net worth and debt service coverage and restricts capital expenditures. Subsequent to December 31, 1998, CMC was in default under the net worth and debt service covenants. CMC did not obtain a waiver or request amendment to its agreement as a result of the merger discussed in Note 13.

Maturities of long-term debt

   The aggregate annual maturities of long-term debt, notwithstanding the default discussed above, are as follows (amounts in thousands):

      1999............................................................... $1,300
      2000...............................................................  1,300
      2001...............................................................    417

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

Note 7--Capital Stock

Stock purchase plan

   On November 15, 1996, the Stockholders' approved the Employee Stock Purchase Plan ("ESPP"). The ESPP allows eligible employees the right to purchase common stock on a semi-annual basis at the lower of 85% of the market price at the beginning or end of each offering period. As of December 31, 1998, there were 559,066 shares of common stock reserved for the ESPP. During the five months ended December 31, 1998, employees purchased 80,303 shares under the ESPP.

Stock option plan

   CMC's board of directors has authorized 2,275,720 shares of CMC's common stock for issuance in connection with a stock option plan. The stock option plan provides for the granting of options to purchase shares of CMC's common stock at not less than 85% of fair market value on the date of grant. The plan is designed to allow for granting incentive stock options, nonstatutory stock options, stock bonuses and the issuance of restricted stock.

   As of December 31, 1998, 410,603 shares had been exercised under the plan and 416,344 shares for which options were granted had terminated. Options outstanding at December 31, 1998 expire in 1999 through 2007.

   A summary of activity in the plan follows:

                                                                     Weighted
                                                                     Average
                                                        Options   Exercise Price
                                                       ---------  --------------
      Outstanding at beginning of period.............. 1,440,184      $6.78
      Granted.........................................   170,000       4.27
      Exercised.......................................      (937)      4.50
      Canceled........................................   (73,803)      8.90
                                                       ---------
      Outstanding at December 31, 1998................ 1,535,444      $6.40
                                                       =========      =====
      Exercisable at December 31, 1998................   752,895      $5.34
                                                       =========      =====

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

   The following table summarizes information about fixed stock options outstanding at December 31, 1998:

                  Options Outstanding         Options Exercisable
           ---------------------------------- --------------------
                                 Weighted
                                  Average     Weighted             Weighted
                    Number       Remaining    Average    Number    Average
     Range of     Outstanding   Contractual   Exercise Exercisable Exercise
 Exercise Prices  At 12/31/98 Life (in Years)  Price   at 12/31/98  Price
 ---------------- ----------- --------------- -------- ----------- --------
 $ 0.42 to $ 3.63    217,333       7.40        $ 2.93     94,333   $   2.05
    3.72     3.72    250,000       6.79          3.72    250,000       3.72
    4.00     5.87    190,225       7.56          5.53    112,208       5.46
    5.88     7.50    270,501       7.09          6.68    104,167       6.00
    7.87     8.00    204,510       8.30          7.95    101,349       7.92
    8.25     8.37     19,375       8.33          8.36      8,144       8.35
    9.00     9.00    235,500       9.38          9.00     40,738       9.00
    9.56     9.56     10,000       9.13          9.56      2,083       9.56
   10.13    10.13    120,000       8.79         10.13     35,000      10.13
   10.50    10.50     18,000       8.87         10.50      4,873      10.50
                   ---------                             -------
                   1,535,444                             752,895
                   =========                             =======

   CMC applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost for CMC's stock option plan been determined based on the fair value at the grant date for awards during the five months ended December 31, 1998 consistent with the method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, CMC's net loss for the period would have been increased by approximately $464,000. Basic and diluted loss per share would have been increased by $.06. The weighted average grant-date fair value of options granted during the period was $2.47. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the period: dividend yields of 0% each year; average expected volatility of 72%; risk-free interest rate of 5.51%, and an average expected life of 4.69 years.

Note 8--Income Taxes

   The benefit for income taxes comprised the following (amounts in thousands):

                                                              Five  Months Ended
                                                              December 31, 1998
                                                              ------------------
      Current:
        Federal..............................................      $(1,320)
        State................................................         (149)
                                                                   -------
                                                                    (1,469)
                                                                   -------
      Deferred:
        Federal..............................................          404
        Foreign..............................................         (384)
        State................................................          170
                                                                   -------
                                                                       190
                                                                   -------
                                                                   $(1,279)
                                                                   =======

                     CMC INDUSTRIES, INC. AND SUBSIDIARIES

   At December 31, 1998, CMC has certain net operating loss carryforwards which are available to reduce income taxes. These carryforwards total approximately $6 million for state income tax purposes, and expire during the period 2010 through 2012. If certain substantial changes in CMC's ownership should occur, there would be an annual limitation on the amount of carryforwards which can be utilized.

   A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                                               Five Months Ended
                                                               December 31, 1998
                                                               -----------------
      Statutory federal rate..................................       (35.0)%
      State income tax, net of federal benefits...............        (4.2)
      Surtax exemption........................................         1.0
      Other, net..............................................         0.7
                                                                     -----
      Effective rate..........................................       (37.5)%
                                                                     =====

Note 9--Related Party transactions

   In August 1993, CMC transferred certain assets and related liabilities associated with its telephone business to Contelco Systems Holding Corporation ("Cortelco"), a related party. Under a manufacturing services agreement which expired in 1998, CMC provided manufacturing services to Cortelco on a turnkey basis with prices based on cost plus 8% for telephone products and cost plus 10% for telecommunications systems products. Included in net sales the five months ended December 31, 1998 were sales to Cortelco totaling $9,650,000. Total cost of sales for the period relating to these sales to Cortelco was $8,878,000. CMC continues to provide services to Cortelco with prices negotiated on a per contract basis.

   In July of 1998, CMC converted certain accounts receivable from Cortelco totaling $2,000,000 into a note receivable. Under the terms of the note, Cortelco agrees to pay the balance over a three-year term with monthly payments of $50,000 plus interest. Interest accrues on the note at a rate of 9.0% per annum. CMC continues to provide credit for manufacturing services sold to Cortelco in the form of trade receivables. The outstanding balance of this note was $1,750,000 at December 31, 1998.

   In connection with the August 1993 transfer of assets and related liabilities to Cortelco, CMC received preferred stock in Cortelco. The Cortelco preferred stock is nonvoting, has a liquidation preference of $12.50 per share and entitles CMC to dividends which are non-cumulative until August 1995 and thereafter cumulative at $.75 per share for each year in which Cortelco earns net income of $2 million or more. CMC recorded the preferred stock at fair value, $5.9 million, based on the discounted cash flow of the redemption requirements. The excess cost basis of the net assets over the fair value of the preferred shares received was recorded as a distribution of capital to CMC's stockholders.

   In March 1999, CMC consented to a restructuring of certain assets of Cortelco. In connection with this restructuring, Cortelco distributed common stock of Cortelco Systems, Inc. to its stockholders on a pro rata basis. Pursuant to this distribution, CMC and Cortelco entered into a Stock Distribution Agreement and CMC received its pro rata share which was equal to 6,125,302 shares of common stock of Cortelco Systems, Inc. CMC also entered into a Stock Purchase Agreement with Mr. David Lee, a director of CMC and the largest stockholder of CMC and Cortelco, under which, through a series of "put" and "call" rights, Mr. Lee effectively guarantees CMC the right to receive not less than approximately $5.9 million in respect of the common stock of Cortelco Systems, Inc. and the preferred stock of Cortelco by May 2002. In consideration for the receipt of Mr. Lee's guarantee, CMC consented to an amendment to Cortelco's certificate of incorporation, which among other things, delays the dates on which the preferred stock may be tendered for redemption by CMC.